EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-55846 and 333-83208 of Boeing Capital Corporation on Form S-3 of our report dated February 25, 2005, appearing in this Annual Report on Form 10-K of Boeing Capital Corporation for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

February 25, 2005